Exhibit 10.3

September 27, 2007

Afsaneh Azadeh

Re:          Employment Terms

Dear Afsaneh:

Align Technology, Inc. is pleased to offer you the position of Vice President, Information Technology, Chief Information Officer, reporting to me.

Your start date is to be determined.  Your rate of pay will be a bi-weekly salary of $9,692.30, which equals an annual salary of $252,000, less payroll deductions and all required withholdings.  You will also be eligible for a discretionary annual target bonus of 60% of your base salary based on meeting agreed upon performance objectives established between you and me.  We will discuss this in more detail shortly after you start.  For fiscal year 2007, however, your bonus will be pro-rated based on the number of days you are employed by Align during such year.  In addition, upon the commencement of your employment, Align will pay you a one-time bonus of $20,000, less payroll deductions and all required withholdings.  This bonus payment will be added to and included in your first regularly scheduled paycheck.

You will be eligible for the standard company benefits, including medical insurance, 17 days of paid vacation annually, and sick leave. You will be eligible to participate in most benefits on the first day of employment.  Details about these benefit plans are available for your review.

Pending the approval of the Board of Directors, Align will grant you the following equity compensation awards, subject to the terms and conditions of Align’s 2005 Incentive Plan:

1.               options to purchase 90,000 shares of Align Technology, Inc. common stock which shall vest as to 25% of the shares on the first anniversary of your employment and as to 1/36th of the remaining shares at the end of each month thereafter, for full vesting after four (4) years.  The exercise price shall be 100% of the fair market value of the stock on the date of grant, which shall be the date that the grant is approved by the Board; and

2.               an award of 30,000 restricted stock units (RSUs) which shall vest as to 25% of the shares on the first anniversary of the date of grant and as to the remaining shares over the next three (3) (4) years, for full vesting after four (4) years.

Align may modify compensation and benefits from time to time as it deems necessary, with the exception of the stock purchase rights cited in the previous paragraph.  The stock purchase rights cited in the previous paragraph may only be modified by mutual agreement between Align and yourself.

Your place of work will be at the offices of Align, 881 Martin Ave, Santa Clara, CA 95050.  Of course, Align may change your position, duties, and work location from time to time as it deems necessary.

As an Align employee, you will be expected to abide by company rules and regulations, acknowledge in writing that you have read the company’s Employee Handbook, and sign and comply with a Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Align proprietary information.

You may terminate your employment with Align at any time and for any reason whatsoever simply by notifying Align.  Likewise, Align may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.  Also, Align retains its discretion to make all other decisions concerning your employment (e.g. demotions, transfers, job responsibilities, compensation or any other managerial decisions) with or without cause.  This at-will employment relationship cannot be changed except in writing signed by a company officer.

Although your employment will be “at-will,” if Align terminates your employment at any time without “Cause” or if you resign for “Good Reason” you will be credited with one (1) year vesting of your options and RSUs in addition to whatever vesting you have earned to date, provided that you sign a full release of all claims at the time your employment terminates.

For the purpose of additional vesting under this letter, “Cause” shall mean a company-initiated termination for any of the following reasons:  (a) failure to perform the material duties of your position; (b) being convicted of a crime; (c) committing an act of fraud against, or the misappropriation of property belonging to Align; (d) intentional misconduct; or (e) a material breach by you of this Agreement or any confidentiality or proprietary information agreement between you and Align.  A termination by Align for any other reason is a termination without Cause.

Also for the purposes of additional of vesting under this agreement, “Good Reason” shall mean (a) your position, authority or responsibilities being significantly reduced; (b) any reduction in your base salary, or (c) if you are required to relocate more than 35 miles from the current location of Align.  A resignation by you for any other reason would be a resignation without Good Reason.  You would be required to give Align notice and a reasonable opportunity during which to cure before resigning for Good Reason.

It is anticipated that Align and you will enter into Align’s standard form of Executive Employment Agreement.  Included in that agreement will be provisions that address the implications of a change of control on your stock option and RSU awards, as well as termination.

Unless and until such aforementioned standard form Executive Employment Agreement is executed by Align and you, this letter, together with your Proprietary Information and Inventions Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between you and Align with respect to the terms and conditions of your employment, and these terms supersede any other agreements or promises made to you by anyone, whether oral or written.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please note that, in compliance with the Immigration Reform Act of 1986, all new employees are required to submit proof of U.S citizenship or legal alien status within three business days of employment with Align.  Enclosed is an I-9 Form that lists the documents that you can present to fulfill this requirement.  Please bring your documents, along with a completed I-9 Form, on your first day of employment.

Please sign and date the original offer letter upon your acceptance, and mail back to me.

A copy of the offer letter is enclosed for your files.  If you have any questions, please contact me at (408) 470-1112.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Thomas M. Prescott
Thomas M. Prescott,
President and Chief Executive Officer

ACCEPTED:

/s/ Afsaneh Azadeh
Afsaneh Azadeh